Exhibit 99.1

Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

Abaxis Animal Health Poised to Enter Commercial Laboratory Market

Alliance to bring higher education and industry together

Union City, California – January 27, 2011 – Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis instruments for the medical, research and veterinary markets, announced today that it has formed a strategic alliance with Kansas State University, K-State Veterinary Diagnostic Lab, and the commercial arm of Kansas State University, the National Institute for Strategic Technology Acquisition and Commercialization (NISTAC). This alliance will provide a full service commercial laboratory for Veterinarians across the United States.

Abaxis  is in the final stages of building selection in the Kansas City area, which is in close proximity to both the Kansas City Airport and the K-State campus in Manhattan, Kansas. The space will house a state-of-the-art laboratory testing facility that will be the hub of the Abaxis Veterinary Reference Laboratory (AVRL).  Abaxis has secured employment agreements with senior executives with extensive experience in start-up, operation, and commercialization of laboratory services. Abaxis has also contracted with consultants with broad experience in animal health laboratory commercialization and has had extensive Abaxis Advisory Board participation in the planning phases of AVRL.

Clint Severson, CEO and Chairman of the Board of Abaxis commented, “We have been working on this project for one and a half years, and are excited that the strategic alliance has finally come together so we can get to work on executing the plans that have been in place for some time now.”

Martin Mulroy, Vice President of Sales and Marketing for North American Animal Health added, “While this venture will be a full service, highly competitive commercial laboratory, it will focus on specialty and esoteric testing and analysis which today cannot typically be conducted at the point of care. AVRL gives Abaxis yet another tool to help our customers operate the most comprehensive, competitive and cost-effective veterinary practices in the US.”

“Combining the experienced professionals to run AVRL along with the reputation of a highly regarded Veterinary School in K-State, positions us to quickly begin commercial operations with a high quality product and superior service that one would expect from Abaxis,” commented Michael Solomon, Director of Business Development for North America Animal Health.

One of the oldest veterinary schools in the United States, the K-State College of Veterinary Medicine was established in 1905 and has graduated almost 6,500 veterinarians in its history. Currently, there are approximately 3,000 K-State College of Veterinary Medicine alumni in practice in the United States. Each year the veterinary school has a class size of over 110 students that are instructed by almost 80 veterinary faculty members. In 2010, Kansas State University brought in over $16 million in research support.

"Collaboration between our animal health experts here at K-State and Abaxis shows what is possible when higher education and industry work together," said Kirk Schulz, Kansas State University president. "Building relationships like this will help make K-State a top 50 public research university. The partnership with Abaxis provides momentum not only for K-State but for the Kansas City Animal Health Corridor as a whole."

About Abaxis, Inc.

Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs or rotors, which contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the animal health and research market a line of hematology instruments for point of care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and a rapid point of care test for Heartworm infections in dogs.

About Kansas State University

Kansas State University is a land-grant, public research university with three campuses across the state. The Olathe campus will bring together K-State’s expertise in animal health and food safety and security. The Graduate School offers 65 masters degrees, 45 doctoral degrees and 22 graduate certificates. K-State has more than 250 undergraduate majors and options.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.